Exhibit 99.1
For Immediate Release
Contact:
Bruce Riggins
Chief Financial Officer
(703) 387-3344
Interstate Hotels & Resorts Reports Fourth-Quarter, Full-Year 2008 Results
          ARLINGTON, Va., March 12, 2009—Interstate Hotels & Resorts (OTC: IHRI), a leading hotel real estate investor and the nation’s largest independent hotel management company, today reported operating results for the fourth quarter and year ended December 31, 2008. The company’s performance for the fourth quarter and full year include the following (in millions, except per share amounts):

	Fourth Quarter		Full Year
	2008(4)	2007(5)	2008(4)	2007(5)
Total revenue(1)	$53.9	$58.6	$170.2	$156.0
Net income (loss)	$(16.5)	$6.7	$(18.0)	$22.8
Diluted earnings (loss) per share	$(0.52)	$0.21	$(0.57)	$0.71
Adjusted EBITDA(2)(3)	$22.5	$22.7	$48.7	$45.9
Adjusted net income(2)	$8.6	$10.5	$6.4	$14.6
Adjusted diluted EPS(2)	$0.27	$0.33	$0.20	$0.46

(1)	Total revenue excludes other revenue from managed properties (reimbursable costs).

(2)	Adjusted EBITDA, Adjusted net income, and Adjusted diluted EPS are non-GAAP financial measures and should not be considered as an alternative to any measures of operating results under GAAP. See the definition and further discussion of non-GAAP financial measures and reconciliation to net income later in this press release.

(3)	Includes the company’s share of adjusted EBITDA from investments in unconsolidated entities in the amounts of $1.4 million and $1.3 million in the fourth quarters of 2008 and 2007, respectively, and $7.4 million and $4.4 million for the full years of 2008 and 2007, respectively.

(4)	The 2008 results include (i) a non-cash impairment charge of $11.0 million related to our wholly owned hotel, Hilton Arlington (ii) non-cash impairment charges and write-offs of $4.1 million relating to three joint venture investments (iii) a $2.4 million gain on the sale of the Doral Tesoro Hotel & Golf Club in the first quarter 2008 (iv) $0.1 million and $1.5 million of write-offs of intangible assets related to the sale of certain managed hotels in the fourth quarter 2008 and full year, respectively, (v) a $0.3 million allowance in the fourth quarter for bad debts related to a note receivable, and (vi) income tax expense of $12.9 million for the fourth quarter and $12.3 million for the full year which includes the recognition of additional valuation allowance for our deferred tax assets of $16.1 million. All of these items have been excluded from the calculation of Adjusted EBITDA, Adjusted net income, and Adjusted diluted EPS.
-more-

Interstate Hotels & Resorts

(5)	The 2007 results include (i) a $2.9 million allowance for bad debts related to a note receivable (ii) $2.4 million and $11.1 million of write-offs of intangible assets related to the sale of certain managed hotels during the fourth quarter 2007 and full year, respectively, and (iii) a $20.4 million gain related to the sale of BridgeStreet Corporate Housing (completed in the first quarter 2007), which along with the operations through the date of sale, are included in Income from Discontinued Operations on the company’s statement of operations for the first quarter 2007. All of these items have been excluded from the calculation of Adjusted EBITDA, Adjusted net income, and Adjusted diluted EPS.
          “The economy deteriorated throughout the year, with the fourth quarter turning down sharply for the hotel industry,” said Thomas F. Hewitt, chief executive officer. “RevPAR at our managed properties declined 8.9 percent for the quarter, compared to a 9.8 percent decline for the industry. For the full year, we achieved a slight RevPAR gain compared to an industry decline of 1.9 percent, as reported by Smith Travel Research. In a very difficult environment, Adjusted EBITDA was higher for the full year, a testament to our cost containment efforts at the corporate and property levels. Overall, our results were in line with our latest guidance provided.
          “We have continued our aggressive approach to cost reduction, which began early last year in anticipation of an industry downturn. Earlier this year, we announced a corporate wide cost-reduction initiative that is expected to result in savings of at least $13 million in corporate overhead costs, compared to 2008.”
          Hewitt noted that in a difficult economy, owners gravitate to experienced operators with sophisticated operating and financial systems who can better guide properties through a tough operating environment. “We expect that hotel real estate transaction activity will pick up as the year progresses and significant debt comes due. The most common time a hotel will change management is when it changes ownership. As a result, our focus in 2009 will be on third-party management opportunities, both in the U.S. and overseas, with a special focus on distressed situations.”
-more-

Interstate Hotels & Resorts

Wholly Owned Hotel Results
          EBITDA from the company’s seven owned hotels was $5.9 million in the 2008 fourth quarter and $26.8 million for the full year 2008 as outlined below (in millions):

Owned Hotels	Fourth Quarter		Full Year
	2008	2007	2008	2007
Net income (loss)	$(1.1)	$(0.8)	$(1.2)	$1.1
Interest expense, net	3.9	4.0	14.0	12.3
Depreciation and amortization	3.1	2.8	14.0	8.3

EBITDA	$5.9	$6.0	$26.8	$21.7

          “As of today, we have completed, on time and on budget, major renovations at our Westin in Atlanta and Sheraton in Columbia, Maryland,” Hewitt said. “Guest response has been very positive, and we expect both properties to outperform their competitive set going forward. Our owned portfolio is now in strong competitive condition and requires very minimal capital for the next several years.”
Joint Venture Investments
          The company focused on joint ventures early in 2008, adding a total of 29 properties throughout the year, including its first two aloft Hotels and a 22-hotel portfolio of select-service properties, and also formed a partnership to operate and selectively invest in hotels throughout India. As of today, the company has minority ownership interests in 50 of the properties that it manages.
-more-

Interstate Hotels & Resorts

          Hewitt noted that joint venture growth will play a less prominent role in 2009. “In the current environment, the need to preserve capital and maintain liquidity is critical. As the economy begins to rebound, we will analyze potential opportunities for joint venture investments. Joint venture investments typically provide more stable management contracts and the benefit of participating in the operating returns and real estate appreciation when the property is sold.”
Hotel Management
          Same-store6 RevPAR for all managed hotels in the fourth quarter of 2008 decreased 8.9 percent to $84.93. Average daily rate (ADR) declined 2.3 percent to $136.52, and occupancy declined 6.7 percent to 62.2 percent.
          Same-store RevPAR for all full-service managed hotels declined 9.8 percent to $98.06. ADR declined 1.9 percent to $152.89, while occupancy dropped 8.0 percent to 64.1 percent.
          Same-store RevPAR for all select-service managed hotels declined 5.8 percent to $59.29, led by a 3.9 percent decrease in occupancy to 58.4 percent and a 2.0 percent decline in ADR to $101.44.
          Interstate added four new contracts in the fourth quarter and 55 throughout 2008. New contracts in the fourth quarter include the 292-room Crowne Plaza New Orleans Airport and the 322-room Hampton Inn Tropicana in Las Vegas, the largest of the 1,600-plus Hampton Inn hotels worldwide.
-more-

[6]	Please see footnote 7 to the financial tables within this press release for a detailed explanation of “same-store” hotel operating statistics.

Interstate Hotels & Resorts

          Hewitt noted that the company has an active third-party management pipeline, including contracts for 16 properties under construction that represent a significant source of embedded growth. “Eight of these signed contracts are for properties that are expected to open in 2009; eight are projected to open in 2010.”
International
          The company continued to expand its international portfolio in 2008. During the year, the company opened the 273-room Hilton Moscow Leningradskaya in Russia, following completion of a two-year comprehensive restoration. The landmark hotel is the first Hilton branded hotel in Moscow, and is Interstate’s sixth managed property in the city.
          In January 2009, the company’s Latin American affiliate, IHR de Mexico, executed an agreement to manage a to-be-developed, world-class luxury condo hotel resort and beach club in Manuel Antonio, Costa Rica. Jade Condo Hotel Residences and Beach Club will consist of 190 condo hotel residences and 50 villas. Construction is expected to begin this spring with a projected 2010 opening.
          “Despite the impact of a global recession, we believe the international hotel industry remains an excellent source of long-term growth, and expanding our international presence remains a high priority. Our pipeline of international management contracts remains very active.”
          JHM Interstate Hotels India Ltd., Interstate’s joint venture management company formed with JHM Hotels to operate and selectively invest in hotels in India, continues to source
-more-

Interstate Hotels & Resorts

management contracts there. The JV’s first management contract, a 124-room Doubletree Hotel in Visag, is scheduled to open in the second quarter of 2009.
          Duet India Hotels Limited, a U.K.-based, real estate investment fund in which Interstate and JHM own minority interests, is actively pursuing hotel acquisitions and new construction opportunities.
New York Stock Exchange (NYSE) Listing
          As previously disclosed in our press release on March 11, the company has been notified by the NYSE that it has fallen below their continued listing standard regarding average market capitalization over a 30 day period of $15 million and will therefore be suspended from trading on the NYSE prior to the market opening on March 12. The company has the right to appeal this determination and intends to do so. The company will transition to the OTC market under the ticker symbol IHRI.
          The company’s senior secured credit facility agreement requires that the company be listed on the NYSE. KPMG LLP, the company’s external auditor, has notified the Audit Committee and management that since Interstate’s potential delisting from the NYSE creates a credit facility covenant issue, which, if not resolved, could result in acceleration of the credit facility debt, its auditor report on the consolidated financial statements for the year ended December 31, 2008 will include an explanatory paragraph related to the uncertainty of the company’s ability to continue as a going concern. The company’s credit facility also includes a covenant requiring an audit opinion without exception.
-more-

Interstate Hotels & Resorts

          The company is in active discussions with its credit facility lenders to receive a waiver through June 30, 2009, related to the covenant requiring listing on the NYSE as well as the covenant dealing with audit opinions. While there can be no assurances that the company can obtain the waiver, a waiver of these covenants only requires a 51 percent vote by the credit facility lenders.
Balance Sheet
          On December 31, 2008, Interstate had:
•	Total unrestricted cash of $22.9 million.

•	Total debt of $244.3 million, consisting of $161.8 million of senior debt and $82.5 million of non-recourse mortgage debt.
          “We are in the process of addressing the New York Stock Exchange (NYSE) listing requirement and ultimately the refinancing of our credit facility,” said Bruce Riggins, chief financial officer. “The outstanding balance is $162 million and the maturity date is March 2010. We are currently seeking a waiver from our credit facility lenders through June 30 and expect to begin negotiations in the second quarter related to extending our credit facility maturity. Beyond the credit facility maturity, we have no other debt maturities until late 2011 and beyond.”
Outlook and Guidance
          “The current environment is among the most challenging we have ever experienced,” Hewitt said. “However, our experienced senior management team has been through numerous economic cycles, and we believe we have taken the necessary steps to help us weather the storm, particularly in the area of revenue management, cost containment, and capital preservation.”
-more-

Interstate Hotels & Resorts

          The company provides the following estimates based on a 2009 RevPAR decline scenario of 15 percent for all managed properties and 13 percent for owned hotels:
•	Total Adjusted EBITDA of $38 million which includes the following:
•	EBITDA from wholly owned hotels of $19.5 million;

•	The company’s share of EBITDA from unconsolidated joint ventures of $6 million;

•	EBITDA from the hotel management business of $12.5 million;
•	Net loss of $(1.7) million or $(0.05) per share; and

•	Capital expenditures (including mortgage-related escrows) are projected to be $2.5 million, in addition to $7.0 million carryover capital being spent in the first quarter, substantially all related to the completion of the Westin Atlanta and Sheraton Columbia renovations.
          Interstate will hold a conference call to discuss its fourth-quarter results today, March 12, at 10 a.m. Eastern Time. To hear the webcast, interested parties may visit the company’s Web site at www.ihrco.com and click on Investor Relations and then Fourth-Quarter Conference Call. A replay of the conference call will be available until midnight on Thursday, March 19, 2009, by dialing (800) 405-2236, reference number 11126433, and an archived webcast of the conference call will be posted on the company’s Web site through April 12, 2009.
          Interstate Hotels & Resorts has ownership interests in 57 hotels and resorts, including seven wholly owned assets. Together with these properties, the company and its affiliates manage a total of 225 hospitality properties with more than 46,000 rooms in 37 states, the
-more-

Interstate Hotels & Resorts

District of Columbia, Russia, Mexico, Belgium, Canada and Ireland. Interstate Hotels & Resorts also has contracts to manage 16 to be built hospitality properties with approximately 4,000 rooms. For more information about Interstate Hotels & Resorts, visit the company’s Web site: www.ihrco.com.
Non-GAAP Financial Measures
          Included in this press release are certain non-GAAP financial measures, which are measures of our historical or estimated future performance that are different from measures calculated and presented in accordance with generally accepted accounting principles in the United States of America (or GAAP), within the meaning of applicable Securities and Exchange Commission rules, that we believe are useful to investors. They are as follows: (i) Earnings before interest, taxes, depreciation and amortization (or “EBITDA”) and (ii) Adjusted EBITDA, Adjusted net income, and Adjusted diluted EPS. The following discussion defines these terms and presents the reasons we believe they are useful measures of our performance.
EBITDA
          A significant portion of our non-current assets consists of intangible assets, related to some of our management contracts, and long lived assets, which includes the cost of our owned hotels. Intangible assets, excluding goodwill, are amortized over their expected term. Property and equipment is depreciated over its useful life. Because amortization and depreciation are non-cash items, management and many industry investors believe the presentation of EBITDA is useful. We also exclude depreciation and amortization and interest expense from our
-more-

Interstate Hotels & Resorts

unconsolidated joint ventures. We believe EBITDA provides useful information to investors regarding our performance and our capacity to incur and service debt, fund capital expenditures and expand our business. Management uses EBITDA to evaluate property-level results and as one measure in determining the value of acquisitions and dispositions. It is also widely used by management in the annual budget process. We believe that the rating agencies and a number of lenders use EBITDA for those purposes and a number of restrictive covenants related to our indebtedness use measures similar to EBITDA presented herein.
Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted EPS
          We define Adjusted EBITDA as, EBITDA, excluding the effects of certain recurring and non-recurring charges, transactions and expenses incurred in connection with events management believes do not provide the best indication of our ongoing operating performance. These charges include restructuring and severance expenses, asset impairments and write-offs, gains and losses on asset dispositions for both consolidated and unconsolidated investments, and other non-cash charges. We believe that the presentation of Adjusted EBITDA will provide useful supplemental information to investors regarding our ongoing operating performance and that the presentation of Adjusted EBITDA, when combined with the primary GAAP presentation of net income, is beneficial to an investor’s complete understanding of our operating performance. We also use Adjusted EBITDA in determining our incentive compensation for management.
-more-

Interstate Hotels & Resorts

          Similarly, we define Adjusted net income (loss) and Adjusted diluted earnings (loss) per share (“EPS”) as net income and diluted EPS, without the effects of those same charges, transactions and expenses described earlier. We believe that Adjusted EBITDA, Adjusted net income and Adjusted diluted EPS are useful performance measures because including these expenses, transactions, and special charges may either mask or exaggerate trends in our ongoing operating performance. Furthermore, performance measures that include these charges may not be indicative of the continuing performance of our underlying business. Therefore, we present Adjusted EBITDA, Adjusted net income and Adjusted diluted EPS because they may help investors to compare our performance before the effect of various items that do not directly affect our ongoing operating performance.
Limitations on the use of EBITDA, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS
          We calculate EBITDA, Adjusted EBITDA, Adjusted net income, and Adjusted diluted EPS as we believe they are important measures for our management’s and our investors’ understanding of our operations. These may not be comparable to measures with similar titles as calculated by other companies. This information should not be considered as an alternative to net income, operating profit, cash from operations or any other operating performance measure calculated in accordance with GAAP. Cash receipts and expenditures from investments, interest expense and other non-cash items have been and will be incurred and are not reflected in the EBITDA and Adjusted EBITDA presentations. Adjusted net income and Adjusted diluted EPS
-more-

Interstate Hotels & Resorts

do not include cash receipts and expenditures related to those same items and charges discussed above. Management compensates for these limitations by separately considering these excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures. Additionally, EBITDA, Adjusted EBITDA, Adjusted net income, and Adjusted diluted EPS should not be considered a measure of our liquidity. Adjusted net income and Adjusted diluted EPS should also not be used as a measure of amounts that accrue directly to our stockholders’ benefit.
          This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, about Interstate Hotels & Resorts, including those statements regarding future operating results and the timing and composition of revenues, among others, and statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially, including the volatility of the national economy, economic conditions generally and the hotel and real estate markets specifically, the war in Iraq, international and geopolitical difficulties or health concerns, governmental actions, legislative and regulatory changes, availability of debt and equity capital, interest rates, competition, weather conditions or natural disasters, supply and demand for lodging facilities in our current and proposed market areas, and the company’s ability to manage integration and growth. Additional risks are discussed in Interstate Hotels & Resorts’ filings with the Securities and Exchange Commission, including Interstate Hotels & Resorts’ annual report on Form 10-K for the year ended December 31, 2007.

Interstate Hotels & Resorts, Inc.
Statements of Operations
(Unaudited, in thousands except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Revenue:
Lodging	$21,902	$21,873	$94,072	$74,198
Management fees	28,141	31,029	59,321	63,712
Termination fees (1)	1,246	3,669	6,896	8,597
Other	2,652	1,988	9,891	9,526

	53,941	58,559	170,180	156,033
Other revenue from managed properties	145,478	155,373	609,273	644,098

Total revenue	199,419	213,932	779,453	800,131

Expenses:
Lodging	16,031	15,747	67,286	52,281
Administrative and general	17,117	24,269	61,910	65,937
Depreciation and amortization	4,261	4,162	18,322	14,475
Asset impairments and write-offs	11,114	2,414	12,537	11,127

	48,523	46,592	160,055	143,820
Other expenses from managed properties	145,478	155,373	609,273	644,098

Total operating expenses	194,001	201,965	769,328	787,918

OPERATING INCOME	5,418	11,967	10,125	12,213

Interest income	136	481	958	2,153
Interest expense (3)	(3,862)	(3,949)	(14,443)	(13,783)
Equity in (losses) earnings of unconsolidated entities (4)(10)(11)	(5,278)	563	(2,411)	2,381

(LOSS) INCOME BEFORE MINORITY INTEREST AND INCOME TAXES	(3,586)	9,062	(5,771)	2,964

Income tax expense	(12,907)	(2,239)	(12,281)	(435)
Minority interest benefit (expense)	25	(22)	29	(65)

(LOSS) INCOME FROM CONTINUING OPERATIONS	(16,468)	6,801	(18,023)	2,464
(Loss) income from discontinued operations, net of tax (5)	—	(80)	—	20,364

NET (LOSS) INCOME	$(16,468)	$6,721	$(18,023)	$22,828

BASIC (LOSS) EARNINGS PER SHARE:
Continuing operations	$(0.52)	$0.21	$(0.57)	$0.08
Discontinued operations	—	(0.00)	—	0.64

Basic (loss) earnings per share	$(0.52)	$0.21	$(0.57)	$0.72

DILUTED (LOSS) EARNINGS PER SHARE (6):
Continuing operations	$(0.52)	$0.21	$(0.57)	$0.08
Discontinued operations	—	(0.00)	—	0.63

Diluted (loss) earnings per share	$(0.52)	$0.21	$(0.57)	$0.71

Weighted average shares outstanding (in thousands):
Basic	31,842	31,702	31,802	31,640
Diluted	31,842	32,042	31,802	31,963

Interstate Hotels & Resorts, Inc.
Hotel Level Operating Statistics
(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2008	2007	% change	2008	2007	% change
Managed Hotels — Hotel Level Operating Statistics: (7)

Full-service hotels:
Occupancy	64.1%	69.7%	-8.0%	71.7%	74.8%	-4.1%
ADR	$152.89	$155.86	-1.9%	$153.37	$146.80	4.5%
RevPAR	$98.06	$108.69	-9.8%	$109.91	$109.86	0.0%

Select-service hotels:
Occupancy	58.4%	60.8%	-3.9%	64.7%	65.9%	-1.8%
ADR	$101.44	$103.46	-2.0%	$104.25	$101.74	2.5%
RevPAR	$59.29	$62.93	-5.8%	$67.48	$67.02	0.7%

Total:
Occupancy	62.2%	66.7%	-6.7%	69.3%	71.8%	-3.5%
ADR	$136.52	$139.69	-2.3%	$137.87	$132.80	3.8%
RevPAR	$84.93	$93.20	-8.9%	$95.57	$95.35	0.2%

Wholly-Owned Hotels — Hotel Level Operating Statistics: (8)

Occupancy	61.5%	64.1%	-4.1%	68.2%	69.7%	-2.2%
ADR	$119.74	$122.68	-2.4%	$123.97	$121.25	2.2%
RevPAR	$73.61	$78.61	-6.4%	$84.55	$84.45	0.1%

Interstate Hotels & Resorts, Inc.
Reconciliations of Non-GAAP Financial Measures (9)
(Unaudited, in thousands except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Net (loss) income	$(16,468)	$6,721	$(18,023)	$22,828
Adjustments:
Depreciation and amortization	4,261	4,162	18,322	14,475
Interest expense, net	3,726	3,468	13,485	11,630
Depreciation and amortization from unconsolidated entities	856	484	3,620	1,357
Interest expense, net from unconsolidated entities	1,044	661	3,843	1,858
Discontinued operations, net (5)	—	80	—	(20,364)
Income tax expense	12,907	2,239	12,281	435

EBITDA	6,326	17,815	33,528	32,219
Asset impairments and write-offs (2)	11,419	5,320	12,842	14,033
Investment in unconsolidated entities impairments (4)	4,069	—	4,069	—
Foreign currency loss from unconsolidated entities (10)	671	—	671	—
Equity interest in the sale of unconsolidated entities (11)	—	(438)	(2,392)	(1,222)
Severance (12)	—	—	—	812
Minority interest (benefit) expense	(25)	22	(29)	65

Adjusted EBITDA	$22,460	$22,719	$48,689	$45,907

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Net (loss) income	$(16,468)	$6,721	$(18,023)	$22,828
Adjustments:
Asset impairments and write-offs (2)	11,419	5,320	12,842	14,033
Investment in unconsolidated entities impairments (4)	4,069	—	4,069	—
Foreign currency loss from unconsolidated entities (10)	671	—	671	—
Equity interest in the sale of unconsolidated entities (11)	—	(438)	(2,392)	(1,222)
Severance (12)	—	—	—	812
Discontinued operations, net (5)	—	80	—	(20,364)
Deferred financing costs write-off (3)	—	—	—	632
Minority interest adjustment	(78)	(16)	(76)	17
Income tax rate adjustment (13)	9,001	(1,210)	9,279	(2,141)

Adjusted net (loss) income	$8,614	$10,457	$6,370	$14,595

Adjusted diluted (loss) earnings per share	$0.27	$0.33	$0.20	$0.46

Weighted average number of diluted shares outstanding (in thousands) (6):	31,842	32,042	31,802	31,963

Interstate Hotels & Resorts, Inc.
Outlook Reconciliation (9), (14)
(Unaudited, in thousands)

Forecast
Year Ending
December 31, 2009

Net loss and Adjusted net loss	$(1,700)
Adjustments:
Depreciation and amortization	18,000
Interest expense, net	14,100
Depreciation and amortization from unconsolidated joint ventures	4,400
Interest expense, net from unconsolidated joint ventures	4,300
Income tax expense	(1,100)

EBITDA	38,000
Asset impairments and write-offs	—
Equity interest in the sale of unconsolidated joint ventures	—
Minority interest expense	—

Adjusted EBITDA	$38,000

Adjusted diluted loss per share (6)	$(0.05)

Interstate Hotels & Resorts, Inc.
Notes to Financial Tables
(Unaudited)
(1)	We record termination fees as revenue when all contingencies related to the termination fees have been removed.

(2)	This amount represents losses recorded for impairment of hotel assets, intangible costs associated with terminated management contracts and other asset impairments. In the fourth quarter of 2008, we recorded an $11.0 million non-cash impairment charge related to our Hilton Arlington hotel asset. In addition, $0.3 million and $2.9 million in allowances for bad debts related to notes receivable are included for the fourth quarters 2008 and 2007, respectively. Allowance for bad debts related to notes receivable are recorded within administrative and general expense on our consolidated statement of operations.

(3)	For 2007, interest expense includes $0.5 million of deferred financing fees expensed in the first quarter in connection with the entrance into a senior secured credit facility and the related pay-off of all balances outstanding under the previous credit facility, as well as the write-off of $0.1 million of deferred financing fees at the time of repayment of the underlying mortgage note for the Hilton Concord.

(4)	In the fourth quarter of 2008, we recorded $3.5 million and $0.4 million in non-cash impairment charges relating to two of our joint venture investments and these charges are reflected within equity in earnings of unconsolidated entities on our statement of operations. We also recognized $0.1 million in equity in earnings of unconsolidated entities associated with the write-off of costs for a cancelled development project.

(5)	In January 2007, we completed the sale of our subsidiary, BridgeStreet Corporate Housing. We have presented these operations and the gain on sale as discontinued operations for all periods presented. The calculation of EBITDA reflects the elimination of discontinued operations.

(6)	Our diluted earnings per share assumes the issuance of common stock for all potentially dilutive common stock equivalents outstanding. Potentially dilutive shares include unvested restricted stock and stock options granted under our comprehensive stock plan and operating partnership units held by minority partners. No effect is shown for any securities that are anti-dilutive.

(7)	We present certain operating statistics (i.e. occupancy, RevPAR and ADR) for the periods included in this report on a same-store hotel basis. We define our same-store hotels as those which (i) are managed by us for the entirety of the reporting periods being compared or have been managed by us for part of the reporting periods compared and we have been able to obtain operating statistics for the period of time in which we did not manage the hotel, and (ii) have not sustained substantial property damage, business interruption, or undergone large-scale capital projects during the reporting periods being presented. In addition, the operating results of hotels which we no longer managed as of December 31, 2008 are also not included in same-store hotel results for the periods presented herein. Of the 226 properties that we managed as of December 31, 2008, 194 hotels have been classified as same-store hotels. RevPar is defined as revenue per available room.

(8)	Wholly-Owned Hotels — Hotel Level Operating Statistics include periods prior to our ownership. The Hilton Houston Westchase was purchased in February 2007, the Westin Atlanta Airport was purchased in May 2007, and the Sheraton Columbia was purchased in November 2007. The Westin Atlanta Airport and Sheraton Columbia hotels are excluded from these statistics as they were undergoing significant renovations throughout 2008. Statistics for all wholly-owned properties are included in the Managed Hotels — Hotel Level Operating Statistics.

(9)	See discussion of EBITDA, adjusted EBITDA, adjusted net income and adjusted diluted earnings per share, located in the “Non-GAAP Financial Measures” section, described earlier in this press release.

(10)	One of our international joint venture has debt that is denominated in a currency other than its functional currency. Each period, the debt obligation is translated and the resulting gain or loss is recognized in our statement of operations, although this is a non-cash event.

(11)	In the first quarter of 2008, one of our joint ventures sold the Doral Tesoro Hotel & Golf Club, we recorded a gain of $2.4 million, including the previously deferred gain of $0.6 million. For the year ended December 31, 2007, the adjustment primarily relates to gains of $1.2 million related to the settlement of working capital and other purchase price adjustments for joint ventures sold in prior years.

(12)	Severance expense for the year ended December 31, 2007 relates to the separation costs of personnel at our corporate offices associated with the reduction in the number of third party managed properties. These severance costs are recorded as part of administrative and general expenses on our statement of operations.

(13)	This amount represents the effect on income tax expense for the adjustments made to net income (loss). For 2008, we used our historical 3-year average effective tax rate of 32.0% as we had a significant valuation allowance of $16.1 million recorded against our deferred tax asset in the current year which is excluded from adjusted net income and adjusted EPS. This allowance was recorded as certain of our tax assets can not be utilized in the forseeable future which management believes to be the next five years. Many of these tax assets have substantially longer remaining carryforward periods of up to 20 years. For 2007, we used the effective tax rate of 15.0% for that year.

(14)	Our outlook reconciliation uses the mid-point of our estimates.